FinTrust Income and Opportunity Fund 485BPOS

Exhibit 99(g)(9)

FIFTH THIRD BANK

GLOBAL SECURITIES SERVICES

FEE PROPOSAL

For

360 Funds Trust

(EAS Crow Point Alternatives Fund)

(Crow Point Defined Risk Global Equity Income Fund)

(Crow Point Alternative Income Fund)

(Crow Point Interval Fund)

(Eagle Rock Floating Rate Fund)

Domestic Fee Schedule*

A.	$1,200 annual basic account charge per fund.

B.	Market value based charges in aggregate:

Market Value	Fee
$0 to $100,000,000	1.00 basis point
$100,000,001 to $200,000,000	.75 basis point
$200,000,001	.50 basis point

C.	Transactions charges (domestic):

DTC / FBE and depository eligible = $3.50 per trade.

Physicals / Mutual Fund = $5.50 per trade.

Options transactions = $8.00 per trade.

* Tri-Party Account is a flat fee of $2500 per year. Account minimums are waived.

International Fee Schedule

Please see the attached fee schedule addressing both market value & transactional charges by country.

The above fee schedules:

●	Are guaranteed for two (2) years from execution of the agreement.

●	The International Fee Schedule assumes that any Foreign exchange activity will be executed through Fifth Third’s International department.

●	Assumes any excess cash will be swept into the money market vehicles offered by Fifth Third Bank.